UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2017

EnzymeBioSystems

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53854

Nevada	27-0464302
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8440 W. Lake Mead, Suite 214, Las Vegas, NV	89128
(Address of principal executive offices)	(Zip Code)

(702) 907-0615

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

On September 28, 2017, EnzymeBioSystems ("the Company") received a Notice of Allowance from the U.S. Patent Office that they approved the Company’s Patent Application #14/369339 entitled "Amooranin Compounds and Analogs Thereof and Related Methods of Use." A Notice of Allowance is issued by the United States Patent & Trademark Office to indicate that it believes an invention qualifies for a patent. The patent is not fully protected until it completes the final patent process and pays the appropriate fees. As added disclosure, an invention is still considered "patent pending" until the final patent has been issued.

Amooranin is derived from the Amoora rohituka stem bark that grows wild in Asia. Amooranin exhibits cytostatic as well as cytotoxic effects in human neoplastic hematopoetic and epithelial cells of diverse origin. Amooranin has also been shown to possess growth inhibitory and apoptosis-inducing effects in several mammary carcinoma cells of human origin. In animal studies, Amooranin significantly inhibited the growth of xenografted SW 620 colon carcinoma in mice and reduced tumor size in rats.

Supplies of natural Amooranin plant are limited, since the plant grows wild in Asia. Up until now, it has been difficult to find sufficient commercial quantities for testing and marketing the product. Upon receipt of the final patent, the Company will be in a position to contract manufacturer and produce a synthetic Amooranin in commercial quantities. The Company has performed pre-clinical research which demonstrates Amooranin can reduce breast tumors. It is the Company’s goal to obtain FDA approval for an Investigation New Drug application for its synthetic Amooranin. In the meantime, once the final patent has been issued, the Company plans to license its synthetic version of this product.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EnzymeBioSystems
Registrant

Date: October 2, 2017	By: /s/ Gary J. Rojewski
Chief Executive Officer